                              NUVEEN MUTUAL FUNDS
                         NUVEEN EXCHANGE-TRADED FUNDS
                           NUVEEN DEFINED PORTFOLIOS
                             NUVEEN ADVISORY CORP.
                      NUVEEN INSTITUTIONAL ADVISORY CORP.
                         NUVEEN ASSET MANAGEMENT INC.
                   NUVEEN SENIOR LOAN ASSET MANAGEMENT INC.
                              NUVEEN INVESTMENTS

                        ______________________________

                                 CODE OF ETHICS
                                      AND
                             REPORTING REQUIREMENTS

                        ______________________________


LEGAL BACKGROUND
----------------

     In accordance with the rules and requirements of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, Nuveen Investments, and each of its affiliated companies, has adopted this Code of Ethics and Reporting Requirements (the "Code") to guard against violations of the standards set forth in the above rules. In addition, the Code establishes guidelines for the conduct of persons who:

     (1) may obtain material non-public information concerning securities held by or considered for purchase or sale by any series of Nuveen-sponsored registered managed funds (open-end and closed-end funds), Nuveen defined portfolios (unit investment trusts) and any managed accounts to which Nuveen Advisory Corp., Nuveen Asset Management Inc., Nuveen Institutional Advisory Corp., Nuveen Senior Loan Asset Management Inc. or Rittenhouse Financial Services, Inc. act as investment advisers; or

     (2) may make any recommendation or participate in the determination of which recommendation shall be made concerning the purchase or sale of any securities by a Nuveen managed fund, defined portfolio or managed account. Persons subject to this Code are also subject to Nuveen's Policies and Procedures Designed to Prevent Insider Trading.

I.   PURPOSE OF THE CODE
     -------------------

     A. The Code establishes guidelines for Nuveen employees, officers, directors and members of their immediate families in the conduct of their personal investments and is designed to:

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     .   forbid transactions that the Securities and Exchange Commission or other regulatory bodies would view as illegal, such as front-running;

     . avoid situations where Nuveen employees, officers, directors or members of their immediate family, and any Nuveen managed fund, defined portfolio or managed account, had personally benefited, or appeared to benefit, at the expense of a managed fund, defined portfolio or managed account shareholder or client, or taken inappropriate advantage of their fiduciary positions; and

     . prevent, as well as detect, the misuse of material, non-public information.

     B. Employees, officers and directors should be aware that Nuveen's reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duties we owe to Nuveen's managed funds, defined portfolios and managed accounts. It bears emphasis that technical compliance with the Code's procedures will not automatically insulate from scrutiny transactions which show a pattern of abuse of the individual's fiduciary duties to a managed fund, defined portfolio or managed account. In addition, a violation of the general principles of the Code may subject an individual to sanctions.


II.  Definitions

     A.  "Access Person" - You are an Access Person if your job normally
         ---------------
         involves any of the following:
     . The purchase or sale of "Covered Securities" (as defined below) for Nuveen managed funds, defined portfolios or managed accounts.
     . In connection with your regular functions or duties, you make, participate in, or obtain information regarding the purchase or sale of Covered Securities by a managed fund, defined portfolio or managed account, or your functions relate to the making of any recommendations with respect to the purchases or sale of such Covered Securities.
     . You have access to information regarding the purchase or sale of Covered Securities for managed funds, defined portfolios or managed accounts.

     In addition, you are an Access Person if you are any of the following:
     . A president, vice president or director of Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management or Nuveen Senior Loan Asset Management Inc.
     .  "Investment Personnel" or a "Portfolio Manager" as defined below.

(NOTE: A list of persons deemed to be Access Persons of the various entities subject to this Code is attached as Exhibit A)

                                       2

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      B.  "Investment Personnel" - Investment Personnel are portfolio managers,
          ----------------------
          financial analysts, investment analysts, traders and other employees of Nuveen Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc., Nuveen Senior Loan Asset Management Inc. or Nuveen Investments who provide information or advice to a portfolio management team or who execute or help execute the portfolio management team's decisions. Investment Personnel are also deemed Access Persons by definition.

      C.  "Portfolio Manager" - Portfolio Managers are those employees of Nuveen
          -------------------
          Advisory Corp., Nuveen Institutional Advisory Corp., Nuveen Asset Management Inc., Nuveen Senior Loan Asset Management Inc. or Nuveen Investments entrusted with direct responsibility and authority to make investment decisions affecting a managed fund, defined portfolio or managed account. Portfolio Managers are also deemed Investment Personnel and Access Persons by definition.

      D.  "Interested Director" - An Interested Director of a fund is a director
          ---------------------
          who has a material business relationship or professional relationship with a managed fund, investment adviser or underwriter of the fund. Generally, Interested Directors are those that are employed by any one of the above entities. (See Investment Company Act, Section 2(a)(19).)

      E.  "Covered Security" - A Covered Security is any stock, bond, debenture,
          ------------------
          evidence of indebtedness or in general any other instrument defined as a security in Section 2(a)(36) of the Investment Company Act of 1940 except that it does not include:
          --------------------------------

               1) Direct obligation of the Government of the United States or of agencies of the U.S. Government that are backed by the full faith and credit of the U.S. Government;
               2) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
               3)   Shares issued by open-end investment companies.

      F.  "Purchase or Sale" - includes any transaction in which a beneficial
          ------------------
          interest in a security is acquired or disposed of, including, but not limited to, the writing of an option to purchase or sell a security.

      G.  "Beneficial Ownership"
          ----------------------

          1) Generally: Beneficial Owner means any person who, directly or
             ----------
          indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect pecuniary interest in a security. The term

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          pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. (Rule 16a-1(a)(2) under the Securities Exchange Act of 1934)

          The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of Beneficial Ownership is extremely broad and encompasses many situations that might not ordinarily be thought to confer a "pecuniary interest" in, or "ownership" of securities.

          2) Family Holdings:  As a general rule, you are regarded as the
             ----------------
          Beneficial Owner of securities not only in your name but held in the name of members of your Immediate Family.

             Immediate Family includes:
             ----------------

             .  your spouse or domestic partner;
             . your child or other relative who shares your home or, although not living in your home, is economically dependent upon you; or
             . any other person if you obtain from such securities benefits substantially similar to those of ownership.


          3) Partnership and Corporate Holdings: A general partner of a general
             -----------------------------------
          or limited partnership will generally be deemed to Beneficially Own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to Beneficially Own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company", the corporation's holdings of securities will be attributable to you.

          4) Investment Clubs: You are deemed to Beneficially Own securities
             -----------------
          held by an investment club of which you or a member of your Immediate Family (as defined above) is a member.

          5) Trusts: You are deemed to Beneficially Own securities held in trust
             -------
          if any of the following is true:
          - You are a trustee and either you or members of your Immediate Family (as defined above) have a monetary interest in the trust, whether as to principal or income;
          - You have a vested beneficial interest in the trust; or
          - You are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934)

                                       4

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         Securities Deemed not to be "Beneficially Owned"
         ------------------------------------------------

         Beneficial Ownership does not include:

         - securities held in the portfolio of a registered investment company solely by reason of an individual's ownership of shares or units of such registered investment company;
         -  securities purchased via an automatic dividend reinvestment plan;
         -  securities purchased via a rights of accumulation plan;
         - securities held by a pension or retirement plan holding securities of an issuer whose employees generally are the beneficiaries of the plan. However, your participation in a pension or retirement plan is considered Beneficial Ownership of the portfolio securities if you can withdraw and trade the securities without withdrawing from the plan.

     H.  "Security Held or to be Acquired" by a managed fund, defined portfolio
         ---------------------------------
         or managed account means:

         1. Any Covered Security which, within the most recent 15 days:
                 a) is or has been held by the managed fund, defined portfolio or managed account; or
                 b) is being or has been considered by the managed fund, defined portfolio or managed account; and

         2. Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.


III. Exempted Transactions (applicable to all employees)
     ---------------------

     The trading prohibitions or restrictions listed in Section IV below of this Code shall not apply to the following transactions:

     A.  Nuveen open-end fund purchases or redemptions.

     B. Purchases or redemptions of shares of investment companies from sponsors other than Nuveen.

     C. Purchases or sales of direct obligations of the U.S. Government or Government agencies; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

     D. Purchases or sales effected in any account over which the party has no direct or indirect influence or control (e.g., assignment of management
                                                  ----
         discretion in writing to another party). Employees will be assumed to have influence or

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         control over transactions in managed accounts they Beneficially Own unless they have certified otherwise in their Initial Holdings, Quarterly Transaction and Annual Holdings Reports.

     E. Purchases or sales that are non-volitional on the part of either the individual involved or a managed fund or managed account client, for example, securities obtained through inheritance or gift.

     F. Purchases which are part of an automatic dividend reinvestment plan or similar automatic periodic investment process or when issued pro rata to all holders of a class of securities, such as stock splits, stock dividends or the exercise of rights, warrants or tender offers. However, these transactions should be reported by Access Persons in their Quarterly Transaction and Annual Holdings reports once acknowledgement of the transaction is received.

     G. Purchases or sales of equity securities issued by companies with an equity market capitalization of at least $1 billion, unless such securities appear on an applicable blackout list (Rittenhouse, Nuveen Senior Loan Asset Management, Defined Portfolios). However, these transactions should be reported by Access Persons in their Quarterly Transaction and Annual Holdings reports once acknowledgement of the transaction is received. Transactions in securities of The John Nuveen Company are NOT exempted transactions under this section.

     NOTE: The fiduciary principles set forth in Section I apply to all of the above-described transactions.


IV.  Prohibited or Restricted Purchases and Sales

     A.  All Nuveen Employees
         ---------------------

         1. Prohibition of purchases of IPOs. No employee may purchase any securities in an initial public offering (IPO) other than an offering of municipal securities or U.S. Government securities.

         2. Pre-clearance of certain transactions. Unless previously pre-cleared in the manner described in Section VI below, no employee may purchase or sell the following securities for his or her own account or for any account in which he or she has any Beneficial Ownership:

            (a)  securities offered in a private placement; or
            (b)  securities of The John Nuveen Company.

                                       6

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     B.   Access Persons (including Portfolio Managers and Investment Personnel)
          ----------------------------------------------------------------------

          In addition to the requirements set out in paragraph A above, Access Persons of the types specified in each paragraph are subject to the following additional requirements:

          1. No Trades When A Managed Fund or Managed Account has Pending "Buy" or "Sell" Order.

               No Portfolio Manager or Investment Personnel shall execute a securities transaction on a day during which a managed fund or managed account of a type identified on Exhibit A has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. No other Access Person shall execute a securities transaction on a day during which a managed fund or managed account has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn, if that person knows, or reasonably should have known, an order is pending. The preceding two sentences do not apply to securities transactions involving a security held by a managed fund or managed account and invested and managed under a sub-advisory agreement unless the person has actual knowledge that the fund or account has a pending "buy" or "sell" order involving such security.

          2. No Trades within Seven Days of Managed Fund or Managed Account Trades.

               No Portfolio Manager or Investment Personnel of a managed fund or managed account may purchase or sell any security within seven calendar days before or after the managed fund or managed account of a type identified on Exhibit A for that individual trades or considers to purchase or sell such security. This prohibition does not apply to securities that are invested or managed under a sub-advisory agreement unless the person has actual knowledge that the fund or account has traded or is considering a trade involving such security.

          3.   No Trades in Securities on the Defined Portfolio Blackout List.

               No Access Person for Defined Portfolios shall execute a securities transaction in any security contained on the blackout list for Defined Portfolios in effect from time to time. The blackout list for a portfolio will be issued approximately two weeks prior to the deposit date (or such later time the portfolio is set) and will remain in effect until seven days following the deposit date. A second

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               blackout list will be issued approximately two weeks prior to the termination date for a portfolio and will remain in effect until the close of business on the termination date.

          4. Pre-clearance of Trades in Securities Identified as Eligible for Purchase.

               Portfolio Managers and Investment Personnel of Nuveen managed funds and managed accounts must pre-clear, prior to purchase or sale, fixed-income and equity securities identified as eligible for purchase or sale for a fund or product for which they individually have some significant responsibility.

          5.   Profits on Purchases and Sales within 60 Days.

               Portfolio Managers and Investment Personnel may not profit as a result of a purchase and sale, or sale and purchase, within a period of 60 calendar days, of the same (or equivalent) security, if such security is held by a managed fund or managed account for which they individually have some significant responsibility.


     C.   Section 16 Persons of Nuveen Exchange-Traded Funds

          Those persons who, by reason of their position with a Nuveen-sponsored exchange-traded fund are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, must pre-clear all trades in any exchange-traded fund for which they serve as a Section 16 officer or director.

     D.   Nuveen Senior Loan Asset Management Exchange-Traded Funds

          Access persons of Nuveen Senior Loan Asset Management must pre-clear all trades in exchange-traded funds which are managed by Nuveen Senior Loan Asset Management.

     E.   Non-Interested Fund Directors

          Non-interested directors (as defined in the Investment Company Act of
          1940) of the Funds are:
          .  permitted to purchase or sell securities in IPOs and private
             ---------
             placements;

          .  prohibited from purchasing securities of The John Nuveen Company or
             ----------
             its parent, The St. Paul Companies; and

                                       8

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          .    subject to the pre-clearance requirements of Section VI below
               -----------------------------------------
               regarding purchases or sales of 1) equity securities with public equity market capitalization less than $1 billion, if such director has actual knowledge that such securities are being considered for purchase or sale by a Fund; and 2) shares of a Nuveen-sponsored exchange-traded fund for which they serve as a director or trustee.



V.   Additional Prohibited Activities
     --------------------------------

     A.   Acceptance of Gifts:
          -------------------

          Nuveen employees should not accept any gift from any person or entity that does business with or on behalf of a managed fund, defined portfolio or managed account. For purposes of this prohibition, "gift" has the same meaning as that expressed in Rule 2830 of the National Association of Securities Dealers Conduct Rules. Therefore, a gift may not have a market value of more than $100. Employees are not prohibited from accepting non-cash compensation in the way of entertainment, including meals and tickets to cultural and sporting events within certain limits. Please refer to Nuveen's policies and procedures located on the Legal/Compliance website for more information concerning the receipt of cash and non-cash compensation.

     B.   Service as Directors:
          --------------------

          Access Persons are prohibited from serving on boards of directors of publicly traded companies absent prior authorization from an attorney in the Legal Department based upon a determination that the board service would be consistent with the interests of defined portfolios, managed funds or managed accounts. Access Persons who receive authorization to serve as board members must be isolated through "Chinese Wall" procedures from those investment personnel making investment decisions regarding securities issued by the entity involved.


VI.  Pre-Clearance of Securities Transactions
     ----------------------------------------

     A. In General:
        -----------

          As noted in Section IV above, certain securities transactions require pre-clearance prior to purchase or sale, or prior to the placement or rescission of a self-executing order. The affected individual may obtain pre-clearance from the paralegal responsible for reviewing personal securities trading (currently, Ginny Johnson) or an attorney in the Legal Department. The

                                       9

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          request for pre-clearance may be made orally or in writing. Requests for pre-clearance must include the following information:

          .  issue name;
          .  ticker symbol or CUSIP number;
          .  type of security (bond, stock, note, etc.);
          .  maximum expected dollar amount of proposed transaction;
          .  nature of the transaction (purchase, sale or self-executing order)

       The paralegal or attorney reviewing the transaction will make note of the outcome in a written or electronic report. If authorization is granted, Legal will provide the individual with a written record in the form attached as Exhibit B. The affected individual will have three business days to execute an approved transaction at market, or to place or cancel a self-executing order. Failure to execute the approved transaction within three business days will require the person to re-submit their pre-clearance request as described above. The automatic execution of an order does not require additional pre-clearance.

   B.  Private Placements:
       ------------------

       Requests from employees for approval to purchase securities offered in a private placement must be submitted in writing to an attorney in the Legal Department prior to placing an order to purchase the securities. Unless specifically exempt under section III above, no such transaction may be effected without prior clearance. The attorney reviewing the transaction will take into account, among other factors, whether the investment opportunity should be reserved for a defined portfolio, managed fund or managed account and whether the opportunity is being offered to an individual by virtue of his or her position.

   C.  JNC Stock:
       ---------

       Employees and directors must pre-clear all market transactions in JNC stock with an attorney in the Legal Department. The following procedures also apply:

          1.  Blackout period. Employees may not engage in market transactions
              ---------------
              in JNC stock during the period from the first day of any calendar quarter until two full business days have passed following the public release of earnings for the prior quarter, or during any other announced blackout period. Persons subject to Section 16 of the Securities Exchange Act of 1934 are subject to certain additional blackout periods. This prohibition does not apply to non market transactions such as the exercise of JNC stock options through the delivery (constructive or otherwise) of previously owned JNC stock to pay the exercise price and tax withholding.

                                       10

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          2.  Short-term trading. Employees may not engage in short-term trading
              ------------------
              activity in JNC stock. Jumping in and out of the market may create the appearance of insider trading.
          3.  Options and short selling. Employees may not engage in option
              -------------------------
              transactions related to JNC stock (other than JNC-issued options), and may not engage in any transactions where they would profit if the value of JNC shares fell, such as short sales.
          4.  Encouraging others' trades. No employee should in any way
              --------------------------
              encourage others to engage in transactions in which the employee him- or herself cannot engage.



VII.  Reporting Requirements
      ----------------------

      A.  All Employees:
          -------------

          All employees must instruct their broker-dealer to send duplicate confirmations and copies of periodic statements (quarterly reports) of all securities transactions in their accounts, with the exception of those transactions exempt under Section III. A form of letter of instruction for broker-dealers to direct the duplicate confirmation is attached as Exhibit C, or may be obtained from the designated paralegal (currently, Ginny Johnson) in the Legal Department.

               Please note that a "broker-dealer" includes both of the following:

               A broker or dealer with whom a securities brokerage account is maintained in the employee's name; AND

               A broker or dealer who maintains an account for a person whose trades an employee must report as a Beneficial Owner of the securities.



     B.   Additional Requirements for Nuveen Access Persons:
          --------------------------------------------------


          1.  Initial Holdings Reports -

              Each Access Person must provide an Initial Holdings Report to the Legal Department listing all securities Beneficially Owned by the Access Person no later than 10 days after he or she becomes an Access Person.

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              The Initial Holdings Report must include the following
              information:

              . list of all securities accounts maintained with a broker, dealer or bank;
              . a list of all securities Beneficially Owned by the Access Person with the exception of those exempt securities outlined in Section III above;
              . the number of shares held in each security; and . the principal amount (dollar value of initial investment) of each security Beneficially Owned.

          A sample copy is attached as Exhibit D.

          2.  Quarterly Securities Transaction Reports -

              Each Access Person is responsible for reporting to the Legal Department quarterly all securities purchased or sold in any account in which the Access Person has direct or indirect Beneficial Ownership. This quarterly reporting can be either in the form of broker, dealer or bank statements, or in the form of a Quarterly Securities Transaction Report, and must be received by the Legal Department within 10 days after the end of each calendar quarter. A form of Quarterly Transaction Report is sent to all Access Persons by the designated paralegal (currently, Ginny Johnson) in the Legal Department. If you are an Access Person and did not receive a Quarterly Transaction Report, it is your responsibility to obtain it from Legal. The Quarterly Transaction Report must contain the following information:

              . the date of each transaction, the description and number of shares, and the principal amount of each security involved;
              . the nature of each transaction, that is, purchase, sale or any other type of acquisition or disposition;
              .  the transaction price for each transaction; AND
              . the name of the broker, dealer or bank through whom each transaction was effected.

          A sample copy is attached as Exhibit E.

          3.  Annual Holdings Reports -

              In addition to the Initial Holdings Report and Quarterly Securities Transaction Reports, each Access Person is required to file an Annual Holdings Report with the Legal Department. Such reports must be filed within 30 days after December 31/st/.

              The Annual Holdings Report must contain the following information:

              . A list of all securities accounts maintained with a broker, dealer or bank;
              . a list of all securities Beneficially Owned by the Access Person with the exception of those exempt securities described in Section III above;
              . the number of shares held in each security; and . the principal amount (dollar value of initial investment) of each security Beneficially Owned.

          A sample copy is attached as Exhibit F.


       C.      Securities Transaction Reports of "Non-interested Directors":
               ------------------------------------------------------------

          Non-interested Directors of a Fund need only report a personal securities transaction if such Director, at the time of that transaction, knew that during the 15-day period immediately preceding or subsequent to the date of the transaction by the Director, such security was purchased or sold by a Fund or was being considered for purchase or sale by a Fund.

          Non-interested Directors must report securities transactions meeting the requirements of the paragraph above within 10 days after the end of each calendar quarter. Such reports should be forwarded to the designated paralegal (currently, Ginny Johnson) in the Legal Department for review.

VIII. Sanctions for Violation of the Code
      -----------------------------------

       Nuveen employees may be subject to sanctions for violations of the specific provisions or the general principles provided by the Code. Violations will be reviewed and sanctions determined by the General Counsel and the Director of Compliance.

       A. Sanctions which may be imposed include:

          .  formal warning;
          .  restriction of trading privileges;
          .  disgorgement of trading profits;
          .  fines; AND/OR
          .  suspension or termination of employment.

       B. Sanction Factors:

          The factors that may be considered when determining the appropriate sanctions include, but are not limited to:

          .  the harm to a Fund's or client's interest;
          .  the extent of unjust enrichment;
          .  the frequency of occurrence;
          . the degree to which there is personal benefit from unique knowledge . obtained through employment with a Fund, investment adviser or underwriter;
          .  the degree of perception of a conflict of interest;
          . evidence of fraud, violation of law, or reckless disregard of a regulatory requirement; and/or
          . the level of accurate, honest and timely cooperation from the person subject to the Code.


IX.  Annual Certification of Compliance with the Code
     ------------------------------------------------

          As a condition of employment, all Access Persons will be asked to certify annually that they:

          .  have read and understood the Code;
          .  agree that they are legally bound by it;
          . have complied and will comply with its requirements; and . have reported all personal securities transactions required to be disclosed.

          A sample copy of the certification is attached as Exhibit G.


X.   Additional Procedures
     ---------------------

     A. The Legal/Compliance Department shall review the reports, statements and confirms received and compare them with the pre-clearance authorization provided and report any trading or reporting violations to fund management.

     B. Fund management, at least once a year, must provide the fund boards of directors with a written report that:

             1) describes issues that arose during the previous year under the Code or procedures applicable to the Code, including, but not limited to, information about material Code or procedures violations and sanctions imposed in response to those material violations and

             2) certifies to the fund boards of directors that the funds and their affiliated investment advisers and underwriters have adopted procedures reasonably necessary to prevent their employees from violating the Code.

     C. This Code, a copy of employee and internal reports hereunder, and a list of all persons required to make reports hereunder shall be preserved with the records of the fund or investment adviser for the periods required by Rule 17j-1(f) of the Investment Company Act of 1940 or Rule 204-2 under the Investment Advisers Act of 1940.


May 2001